Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 6, 2024, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of ACRES Commercial Realty Corp. on Form 10-K for the year ended December 31, 2023. We consent to the incorporation by reference of said reports in the Registration Statements of ACRES Commercial Realty Corp. on Form S-3 (File No. 333-254315, effective April 20, 2021, and File No. 333-255523, effective May 12, 2021) and Form S-8 (File No. 333-151622, effective June 12, 2008, File No. 333-176448, effective August 24, 2011, File No. 333-200133, effective November 12, 2014, File No. 333-232371, effective June 26, 2019 and File No. 333-257901, effective July 14, 2021).

/s/ GRANT THORNTON LLP

San Francisco, California

March 6, 2024